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                                                                     EXHIBIT 3.1

                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                             HOMEGROCER.COM, INC.

     HOMEGROCER.COM, INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that

     1. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 29, 1997.

     2. A resolution setting forth the following Restated Certificate of Incorporation (the "Restated Certificate of Incorporation"), proposing the amendments to be made thereby, and declaring the advisability of said amendments, was duly proposed by the Corporation's Board of Directors (the "Board of Directors") and adopted by this Corporation's stockholders pursuant to the applicable provisions of Sections 228, 242 and 245 of the DGCL.

                                ARTICLE 1. NAME

     The name of this Corporation is HomeGrocer.com, Inc.

                               ARTICLE 2. AGENT

     The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, zip code 19801. The name of its registered agent at such address is The Corporation Trust Company.

                              ARTICLE 3. PURPOSES

     The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

                               ARTICLE 4. SHARES

     4.1  Authorized Shares

     Upon the effective date of the filing of this Restated Certificate of Incorporation, each share of the Corporation's outstanding capital stock shall be converted and reconstituted into two (2) shares of capital stock (the "Stock Split"). No further adjustment of any preference or price set forth in this
Article 4 shall be made as a result of the Stock Split, as all share amounts per share and per share numbers set forth in this Restated Certificate of Incorporation have been appropriately adjusted to reflect the Stock Split.
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     The total authorized stock of this Corporation shall consist of 130,000,000 shares of common stock having a par value of $0.001 per share (the "Common Stock") and 78,357,142 shares of preferred stock having a par value of $0.001 per share (the "Preferred Stock").

     The Preferred Stock shall be divided into series: 8,000,000 shares of Preferred Stock shall be designated Series A Preferred Stock (the "Series A Stock"), 16,857,142 shares of Preferred Stock shall be designated Series B Preferred Stock (the "Series B Stock"), 30,200,000 shares of Preferred Stock shall be designated Series C Preferred Stock (the "Series C Stock"), and 23,300,000 shares of Preferred Stock shall be designated Series D Preferred Stock (the "Series D Stock").

     The relative powers, preferences, special rights, qualifications, limitations and restrictions granted to or imposed on the Preferred Stock and the Common Stock are set forth below.

     4.2   Preferred Stock

     The rights, preferences, restrictions and other matters relating to Preferred Stock are set forth below.

     4.2.1 Liquidation Rights

     Upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation's assets available for distribution to the Corporation's stockholders shall be distributed in the following order and amounts:

           (a) General.  The holders of Preferred Stock shall be entitled to
               -------
receive, prior and in preference to any distribution of any of the Corporation's assets to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of: (i) Fifty Cents ($.50) for each outstanding share of Series A Stock, Thirty-Five Cents ($.35) for each outstanding share of Series B Stock, One Dollar Seventy Five Cents ($1.75) for each outstanding share of Series C Stock, and Five Dollars Eighty Cents ($5.80) for each outstanding share of Series D Stock; and (ii) all declared but unpaid dividends on such shares of Preferred Stock. If, upon the occurrence of such voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the assets and funds thus distributed among the holders of Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Preferred Stock in the same proportions as the full preferential amount each such holder would otherwise be entitled to receive bears to the total of the full preferential amount that would otherwise be payable to the holders of Preferred Stock.

           (b) Limitation. Upon the completion of the distributions set forth
               ----------
in Section 4.2.1(a), if assets remain in the Corporation, the holders of Common Stock, Series A Stock, Series B Stock, and Series C Stock shall be entitled to share ratably (as though all such shares of Preferred Stock were converted to Common Stock under the provisions of this Restated Certificate of Incorporation, as at any time amended) in the Corporation's remaining assets until such time as

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the holders of Series A Stock have been paid an aggregate of One Dollar Fifty
Cents ($1.50) per share of Series A Stock, the holders of Series B Stock have been paid an aggregate of One Dollar Five Cents ($1.05) per share of Series B Stock, the holders of Series C Stock have been paid an aggregate of Five Dollars Twenty-Five Cents ($5.25) per share of Series C Stock, pursuant to Section 4.2.1(a) and this Section 4.2.l(b). After the holders of the Series A Stock, Series B Stock, and Series C Stock have received an aggregate amount under
Section 4.2.1(a) and this Section 4.2.1(b) equal to One Dollar Fifty Cents ($1.50) per share, One Dollar Five Cents ($1.05) per share, and Five Dollars Twenty-Five Cents ($5.25) per share, respectively, the remaining assets of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of Common Stock.

          (c)  Treatment of Consolidations, Mergers and Sales of Assets. The
               --------------------------------------------------------
sale of all or substantially all of the Corporation's assets or stock, or the acquisition of the Corporation by another entity by means of any transaction or Series of related transactions (including, without limitation, any merger, consolidation, share exchange or reorganization), that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation shall be regarded as a liquidation within the meaning of this
Section 4.2.1; provided, however, that each holder of Preferred Stock shall have
               --------  -------
the right to elect the benefits of the provisions of Section 4.2.3 or other applicable conversion provisions prior to any distribution in connection with the liquidation, dissolution or winding up of the Corporation pursuant to this
Section 4.2.1.

          (d)  Distributions Other Than Cash. Whenever the distribution provided
               -----------------------------
for in this Section 4.2.1 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Corporation's Board of Directors. Any securities shall be valued as follows:

               (i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

                    (A) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

                    (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing; and

                    (C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this Corporation and the holders of at least a majority of shares of Preferred Stock, voting together as a single class and on an as-converted to Common Stock basis.

               (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a

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stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) and (C) to reflect the approximate fair market value thereof, as mutually determined by this Corporation and the holders of at least a majority of shares of Preferred Stock, voting together as a single class and on an as-converted to Common Stock basis.

     4.2.2 Voting Power

           (a) General.  Subject to Section 4.2.2(c) hereof, and except as
               -------
provided in Section 4.2.2(d), each holder of Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Preferred Stock could be converted under Section 4.2.3, at the record date for the determination of stockholders entitled to vote on such matter, or, if no such record date is established, at the date on which notice of the meeting of stockholders at which the vote is to be taken is mailed, or the date any written consent of stockholders is solicited if the vote is not to be taken at a meeting. Except as otherwise expressly provided herein or by DGCL, the holders of shares of Preferred Stock and Common Stock shall vote together as a single class on all matters.

           (b) Board of Directors.
               ------------------

               (i) As long as at least a majority of the shares of Series A Stock originally issued remain outstanding, the holders of such shares of Series A Stock shall be entitled to elect one (1) director of the Corporation at each annual election of directors. As long as at least a majority of the shares of Series B Stock originally issued remain outstanding, the holders of such shares of Series B Stock shall be entitled to elect two (2) directors of the Corporation at each annual election of directors. As long as at least a majority of the shares of Series C Stock originally issued remain outstanding, the holders of such shares of Series C Stock shall be entitled to elect one (1) director of the Corporation at each annual election of directors. The holders of outstanding Common Stock shall be entitled to elect two (2) directors of the Corporation at each annual election of directors. The holders of Preferred Stock and Common Stock, voting together as a single class and not as separate Series and on an as-converted to Common Stock basis, shall be entitled to elect any remaining directors of the Corporation.

               (ii) In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or Series of stock pursuant to this Section 4.2.2(b)(ii), the remaining directors so elected by that class or Series may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of a majority of the shares of that class or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class or Series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or Series of stock entitled to elect such director or directors, given either at a special meeting of

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such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or Series of stock represented at the meeting or pursuant to such written consent.

          (c)  Preferred Stock Voting. For as long as at least ten percent (10%)
               ----------------------
of the originally issued shares of the Preferred Stock remains outstanding, without the affirmative consent of the holders of at least a majority of Preferred Stock then outstanding, voting together as a separate class and on an as-converted to Common Stock basis, given by written consent or by vote at a meeting called for such purpose for which notice shall have been given to the holders of Preferred Stock, the Corporation shall not:

               (i) create or issue (or obligate itself to authorize or issue), by reclassification or otherwise, any security of the Corporation having rights, preferences or privileges senior to or on parity with the Series A Stock, Series B Stock, Series C Stock or Series D Stock with respect to dividends or upon liquidation, or superior to the Series A Stock, Series B Stock, Series C Stock or Series D Stock with respect to voting rights;

               (ii) sell, convey or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or Series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, unless holders of the Corporation's equity securities hold a majority of the voting power of the surviving entity;

               (iii) redeem or repurchase, or declare or pay any dividend or distribution on, any of the Corporation's capital stock (except for (A) cash dividends declared in accordance with Section 4.2.6 and (B) the repurchase or redemption of shares from employees, officers, directors, consultants or other persons performing work for the Corporation pursuant to employment or similar vesting agreements or other stock repurchase agreements approved by the Board of Directors);

               (iv) authorize any increase in the number of authorized shares of Common Stock or Preferred Stock;

               (v) change or modify the terms, rights or preferences of the Preferred Stock or any Series thereof;

               (vi) increase the aggregate number of shares of Common Stock issuable under the Corporation's 1997 Stock Incentive Compensation Plan to more than 15,924,334 (as proportionally adjusted to take into account stock splits, stock dividends, stock consolidations and the like), unless such increase is unanimously approved by the Corporation's Board of Directors;

               (vii) take any action that would result in the taxation of the holders of Preferred Stock under Section 305 of the Internal Revenue Code;

               (viii) increase the size of the Board of Directors to more than ten (10) members; or

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               (ix)   amend the Restated Certificate of Incorporation or the
Bylaws of the Corporation in any manner adverse to the holders of Preferred
Stock.

     For as long as at least ten percent (10%) of the originally issued shares of any Series of Preferred Stock remains outstanding, without the affirmative consent of the holders of at least a majority of that Series then outstanding, voting together as a separate Series and on an as-converted to Common Stock basis, given by written consent or by vote at a meeting called for such purpose for which notice shall have been given to the holders of the shares of that series, the Corporation shall not:

               (x) authorize any increase in the number of authorized shares of that series;

               (xi) change or modify the terms, rights or preferences of that series; or

               (xii) amend the Restated Certificate of Incorporation or the Bylaws of the Corporation in any manner adverse to the holders of that series.

     (d) Except as required by law, the holders of the Series D Stock shall have none of the voting rights described in this Section 4.2.2 until the date that is one day after the earlier of the date of termination or expiration of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to each of the holders listed on Exhibit A
                                                                       ---------
of that certain Series D Preferred Stock Purchase Agreement between the Corporation and the purchasers of the Corporation's Series D Preferred Stock to which such waiting period would apply.

     4.2.3 Conversion Rights

     The holders of Preferred Stock shall have the following rights with respect to the conversion of Preferred Stock into Common Stock:

           (a) General.
               -------

               (i)    Voluntary Conversion.  Any share of Preferred Stock may,
                      --------------------
at the option of the holder, be converted at any time into such number of fully paid and nonassessable shares of Common Stock as is equal to the product obtained by multiplying the applicable Conversion Rate (determined under Section 4.2.3(b)) by the number of shares of Preferred Stock being converted.

               (ii)   Mandatory Conversion. Without any further action by the
                      --------------------
holder of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, shares of Preferred Stock shall be automatically converted into that number of shares of Common Stock into which such Preferred Stock is convertible pursuant to Section 4.2.3(a)(i), as follows: (A) all outstanding shares of Preferred Stock shall convert into Common Stock immediately prior to the closing of a firm commitment underwritten public offering of shares of Common Stock (any such underwritten offering, regardless of compliance with clause (1) and (2) herein, being a "Public Offering") in which (1) the net proceeds from such offering to the Corporation shall be at least $75,000,000 (after deduction of underwriters' discounts and

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commissions and expenses of the offering) and (2) the price paid by the public for such shares shall be at least Five Dollars Eighty Cents ($5.80) (appropriately adjusted to reflect the occurrence of any event described in paragraph 4.2.3(d)(i)) and (B) all outstanding shares of a particular Series of Preferred Stock shall convert into Common Stock on the date specified by written consent or agreement of the holders of at least a majority of the shares of that Series then outstanding, voting together as a separate Series and on an as-converted to Common Stock basis.

               (b)  Conversion Rates. The conversion rate for Series A Stock in
                    ----------------
effect at any time (the "Series A Conversion Rate") shall equal Fifty Cents ($.50) divided by the Series A Conversion Price, calculated as provided in
Section 4.2.3(c). The conversion rate for the Series B Stock in effect at any time (the "Series B Conversion Rate") shall equal Thirty-Five Cents ($.35) divided by the Series B Conversion Price, calculated as provided in Section 4.2.3(c). The conversion rate for the Series C Stock in effect at any time (the "Series C Conversion Rate") shall equal One Dollar Seventy-Five Cents ($1.75) divided by the Series C Conversion Price, calculated as provided in Section 4.2.3(c). The conversion rate for the Series D Stock in effect at any time (the "Series D Conversion Rate") shall equal Five Dollars Eighty Cents ($5.80) divided by the Series D Conversion Price calculated as provided in Section 4.2.3(c).

               (c)  Conversion Prices. The conversion price for Series A Stock
                    -----------------
in effect from time to time, except as adjusted in accordance with Section 4.2.3(d), shall be Fifty Cents ($.50) per share (the "Series A Conversion Price"). The conversion price for Series B Stock in effect from time to time, except as adjusted in accordance with Section 4.2.3(d), shall be Thirty-Five Cents ($.35) per share (the "Series B Conversion Price"). The conversion price for Series C Stock in effect from time to time, except as adjusted in accordance with Section 4.2.3(d) shall be One Dollar Seventy-Five Cents ($1.75) per share (the "Series C Conversion Price"). The conversion price for Series D Stock in effect from time to time, except as adjusted in accordance with Section 4.2.3(d) shall be Five Dollars Eighty Cents ($5.80) per share (the "Series D Conversion Price"). The Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price are collectively referred to herein as the "Conversion Prices."

               (d)  Adjustments to Applicable Conversion Prices.
                    -------------------------------------------

                    (i)  Extraordinary Common Stock Event.  Upon the happening
                         --------------------------------
of an Extraordinary Common Stock Event (as defined below) after April 13, 1999, the Conversion Prices shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Conversion Prices by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price, respectively. The Conversion Prices, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events. "Extraordinary Common Stock Event" shall

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mean (A) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock of the Corporation, (B) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (C) a combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

                    (ii) Sale of Shares Below Applicable Conversion Prices.
                         -------------------------------------------------

                         (A)  If at any time after April 13, 1999, the
Corporation shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price or the Series D Conversion Price, as the case may be, in effect immediately before the issuance of such Additional Stock, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price in effect upon issuance (except as otherwise provided in this Section 4.2.3(d)(ii)) shall be adjusted to a price equal to the quotient obtained by dividing the total computed under clause (y) below by the total computed under clause (z) below, as follows:

                              (y)  an amount equal to the sum of (1) the result
obtained by multiplying the number of shares of Common Stock deemed outstanding immediately before such issuance (which shall include the actual number of shares outstanding, plus all shares issuable upon the conversion or exercise of all outstanding convertible securities, warrants and options) by the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price then in effect and (2) the aggregate consideration, if any, received by the Corporation upon the issuance of such Additional Stock; and

                              (z)  the number of shares of Common Stock
outstanding immediately after such issuance (including the shares deemed outstanding as provided above).

                         (B)  No adjustment of the applicable Conversion Price
shall be made in an amount less than $.01 per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment made to the Conversion Prices. Except as provided in Sections 4.2.3(d)(ii)(E)(x) and (y), no adjustment of the Conversion Prices shall have the effect of increasing the Conversion Prices above the Conversion Prices in effect immediately before such adjustment.

                         (C)  In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                         (D)  In the case of the issuance of Common Stock for
consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Corporation's Board of Directors irrespective of any accounting treatment.

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                         (E)  In the case of the issuance of options to purchase
or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe such convertible or exchangeable securities (which options, rights or convertible or exchangeable securities are not excluded from the definition of Additional Stock), the following provisions shall apply:

                              (v)  the aggregate maximum number of shares of
Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock, but without taking into account potential antidilution adjustments, shall be deemed to have been issued at the time such options or rights were issued for a consideration equal to the consideration (determined in the manner provided in Sections 4.2.3(d)(ii)(C) and (D)) received by the Corporation upon the issuance of such options or rights, plus the minimum purchase price provided in such options or rights, but without taking into account potential antidilution adjustments, for the Common Stock covered thereby, but no further adjustment to the Conversion Prices shall be made for the actual issuance of Common Stock upon the exercise of such options or rights in accordance with their terms;

                              (w)  the aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange, but without taking into account potential antidilution adjustments, for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights, plus the additional consideration, if any, to be received by the Corporation, but without taking into account potential antidilution adjustments, upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4.2.3(d)(ii)(C) and (D)), but no further adjustments to the Conversion Prices shall be made for the actual issuance of Common Stock upon the conversion or exchange of such securities in accordance with their terms;

                              (x)  if such options, rights or convertible or
exchangeable securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Prices computed upon the original issue thereof, and any subsequent adjustments based thereon, shall, upon such increase or decrease becoming effective, be recomputed to reflect such increase or decrease with respect to such options, rights and securities not already exercised, converted or exchanged before such increase or decrease became effective, but no further adjustment to the Conversion Prices shall be made for the actual issuance of Common Stock upon the exercise of any such options or rights or the conversion or exchange of such securities in accordance with their terms;

                              (y)  upon the expiration of any such options or
rights, the termination of any such rights to convert or exchange, or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Prices shall forthwith be readjusted to such Conversion Prices as would have been obtained had the adjustment that was made upon the issuance of such options, rights or securities, or options or rights related to such securities, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities and the number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4.2.3(d)(ii)(E)(v) and (w) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4.2.3(d)(ii)(E)(x) or (y); and

                              (z)  if any such options or rights shall be issued
in connection with the issuance and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such options or rights by the parties thereto, such options or rights shall be deemed to have been issued for such consideration as determined in good faith by the Corporation's Board.

                   (iii) Additional Stock.  "Additional Stock" shall mean any
                         ----------------
shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock issued (or deemed to have been issued pursuant to Section 4.2.3(d)(ii)(E)) by the Corporation after April 13, 1999 other than:

                         (A)  Common Stock issued pursuant to a transaction
described in Section 4.2.3(d)(i);

                         (B)  up to 15,924,334 shares of Common Stock (as
proportionally adjusted to take into account stock splits, stock dividends, stock consolidations and the like) issued or issuable pursuant to stock options granted to officers, employees, directors, consultants, agents, advisors or independent contractors (unless a greater number is unanimously approved by the Corporation's Board of Directors) and up to an aggregate of 2,899,248 shares of Preferred Stock and Common Stock (as proportionally adjusted to take into account stock splits, stock dividends, stock consolidations and the like) issuable upon the exercise of warrants outstanding on the date this Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware;

                         (C)  Common Stock issued or issuable upon conversion of
Preferred Stock;

                         (D)  capital stock, or options or warrants to purchase
capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financing or similar transactions which are not primarily for equity financing purposes and that are unanimously approved by the Board of Directors of the Corporation;

                         (E)  capital stock or warrants or options to purchase
capital stock issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are unanimously approved by the Board of Directors of the Corporation;

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

                         (F)  Common Stock issued or issuable in a public
offering prior to or in connection with the conversion of all outstanding shares of Preferred Stock converted to Common Stock;

                         (G)  Common Stock issued to corporate partners or in
connection with other strategic alliances unanimously approved by the Board of Directors; and

                         (H)  Such additional securities that are designated as
excluded from the definition of Additional Stock by the unanimous approval of the Board of Directors.

               (e)  Capital Reorganization or Reclassification.  If the Common
                    ------------------------------------------
Stock issuable upon the conversion of Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Section 4.2.3(d) or a merger, consolidation, share exchange or reorganization provided for in Section 4.2.1(c)), then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such share of Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

               (f)  Certificate as to Adjustments; Notice by the Corporation.
                    --------------------------------------------------------
In each case of an adjustment or readjustment of the Series A Conversion Rate, Series B Conversion Rate, Series C Conversion Rate, or Series D Conversion Rate, the Corporation at its expense will furnish each holder of Series A Stock, Series B Stock, Series C Stock or Series D Stock, as applicable, with a certificate, signed by the Corporation's Chief Financial Officer or Treasurer, showing such adjustment or readjustment and stating in detail the facts upon which such adjustment or readjustment is based.

               (g)  Mechanics of Conversion.  Before any holder of Preferred
                    -----------------------
Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of

1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

               (h)  Cash in Lieu of Fractional Shares. No fractional shares of
                    ---------------------------------
Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Preferred Stock, but the Corporation shall pay to the holder of such shares a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Corporation's Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Preferred Stock being converted at any one time by any holder thereof, not upon each share of Preferred Stock being converted.

               (i)  Partial Conversion.  In the event some but not all of the
                    ------------------
shares of Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the shares of Preferred Stock that were not converted.

               (j)  Reservation of Common Stock.  The Corporation shall at all
                    ---------------------------
times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock and, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Preferred Stock, the Corporation shall as soon as reasonably practicable take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     4.2.4     No Reissuance of Stock

     No share or shares of Preferred Stock converted, purchased or otherwise acquired by the Corporation shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares that the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

     4.2.5     No Redemption

     The Preferred Stock is not redeemable.

     4.2.6 Dividends

           (a) Holders of shares of Series A Stock, Series B Stock, Series C Stock and Series D Stock shall be entitled, in preference to dividends on shares of Common Stock, to receive out of funds that are legally available therefor, on a pari passu basis per share, when, as and if declared by the Board of Directors, noncumulative cash dividends at the rate of $.045 per annum, $.0315 per annum, $.1575 per annum and $.522 per annum on each outstanding share of Series A Stock, Series B Stock, Series C Stock and Series D Stock, respectively (as adjusted for any stock dividends, combinations or splits with respect to such shares).

           (b) So long as any shares of Preferred Stock shall remain outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on shares of Common Stock until all declared and unpaid dividends on the Preferred Stock have been paid.

           (c) No cash dividends shall be declared on the Common Stock unless and until a cash dividend in an amount equal to or greater than the dividend declared on the Common Stock shall have been paid to, or declared and a sum sufficient for the payment thereof set apart for the Preferred Stock. For purposes of this provision, dividends shall be compared on an as-converted-to-Common Stock basis.

     4.2.7 Notices of Record Date

     In the event of:

           (a) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation; or

           (b) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then and in each such event the Corporation shall mail or deliver, or cause to be mailed or delivered, to each holder of Preferred Stock, a notice specifying: (i) the date on which any such reorganization, reclassification, recapitalization, merger, consolidation, transfer, dissolution, liquidation or winding up is expected to become effective; and (ii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, merger, consolidation, transfer, dissolution, liquidation or winding up. Such notice shall be mailed or delivered at least twenty (20) days prior to the date specified in such notice on which such action is to be taken.

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

4.3  Common Stock

     The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below:

          (a)  Dividend Rights.  Subject to prior rights of holders of all
               ---------------
classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          (b)  Liquidation Rights.  Upon the liquidation, dissolution or
               ------------------
winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 4.2.1.

          (c)  Redemption.  The Common Stock is not redeemable.
               ----------

          (d)  Voting Rights.  The holder of each share of Common Stock shall
               -------------
have the right to one vote for each such share, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                               ARTICLE 5. BYLAWS

     The Board of Directors shall have the power to adopt, amend or repeal the Bylaws for the Corporation, subject to the power of the stockholders to amend or repeal such Bylaws. The stockholders shall also have the power to adopt, amend or repeal the Bylaws for the Corporation.

                       ARTICLE 6. ELECTION OF DIRECTORS

     Written ballots are not required in the election of Directors.

                         ARTICLE 7. PREEMPTIVE RIGHTS

     Preemptive rights shall not exist with respect to shares of stock or securities convertible into shares of stock of the Corporation unless otherwise agreed to by the Corporation.

                         ARTICLE 8. CUMULATIVE VOTING

     The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this Corporation.

                 ARTICLE 9. AMENDMENTS TO RESTATED CERTIFICATE
                               OF INCORPORATION

     The Corporation reserves the right to amend or repeal any of the provisions contained in this Restated Certificate of Incorporation in any manner now or hereafter permitted by law, and the rights of the stockholders of this corporation are granted subject to this reservation. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all provisions of Article 4 and in the taking of all action as may be necessary or appropriate in order to protect the rights of the holders of Preferred Stock against impairment.

                 ARTICLE 10. LIMITATION OF DIRECTOR LIABILITY

     To the full extent that the DGCL, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of this corporation shall not be liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of this Article 10 shall not adversely affect any right or protection of a director of this corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                          ARTICLE 11. INDEMNIFICATION

     (a) To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders of disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable DGCL (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

     (b) Any amendment, repeal or modification of the foregoing provisions of this Article 10 shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such directors, officer or agent occurring prior to, such amendment, repeal or modification.

                 ARTICLE 12. ACTION BY STOCKHOLDERS WITHOUT A
                                    MEETING

     Only action properly brought before the stockholders by or at the direction of the Board of Directors may be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action so taken is signed by the holders of the outstanding shares of stock entitled to be voted with respect to the subject matter thereof having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

                    ARTICLE 13. BUSINESS COMBINATIONS WITH
                            INTERESTED STOCKHOLDERS

     The corporation expressly elects not to be governed by Section 203(a) of Title 8 of the DGCL.